EXHIBIT 12.1


          STATEMENT OF COMPUTATION OF RATIO OF EARNINGS
         TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


     The information required for this exhibit has been included in the prospectus contained within this registration statement at page 5.